SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 23, 2005

Delta Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Colorado	333-82636	91-2102350
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1122 6th Avenue, Seattle, Washington	98109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 866-355-3644

___________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 -- REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement.

On September 23, 2005, we entered into a Farmout Agreement (“Agreement”) with Odin Capital Inc. (“Odin”), a Calgary, Alberta corporation. Mr. Philipchuk maintains an ownership interest in Odin and also is a member of our board of directors. Odin has the right to acquire an oil and gas leasehold interests in certain lands located in Section 9, Township 38, Range 9, West of the 5th Meridian, Alberta, Canada (“Section 9”) upon incurring expenditures for drilling and testing on the said property. In exchange for us paying 4.0000% of all costs associated with drilling, testing, and completing the test well on the property which we refer to as the Leduc formation test well, we will have earned:

a)	in the Spacing Unit for the Earning Well:

i)	a 2.000% interest in the petroleum and natural gas below the base of the Mannville excluding natural gas in the Leduc formation; and

ii)
a 4.000% interest in the natural gas in the Leduc formation before payout subject to payment of the Overriding Royalty which is convertible upon payout at royalty owners option to 50% of our Interest; and

b)	a 1.600% interest in the rights below the base of the Shunda formation in Section 10, Township 38, Range 9W5M.

c)	a 1.289% interest in the rights below the base of the Shunda formation in Section 15 and 16, Township 38, Range 9W5M, down to the base of the deepest formation penetrated.

Under the terms of the Agreement, we are obligated to advance 110% of these costs with 6 days prior to drilling. The total costs advanced by us are anticipated to be approximately $250,000.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

10.1	Strachan Participation and Farmout Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Delta Oil & Gas, Inc.

/s/ Douglas Bolen
Douglas Bolen
Chief Executive Officer, Chief Financial Officer, & Director

Date: September 28, 2005